Exhibit 99.1

CVR REFINING REPORTS RECORD 2013 FIRST QUARTER RESULTS

AND ANNOUNCES INITIAL CASH DISTRIBUTION OF $1.58 PER COMMON UNIT

•                  2013 full quarter calculated distribution of $1.76 per common unit exceeds IPO full quarter outlook of $1.21 per common unit

•                  2013 post IPO first quarter cash distribution of $1.58 per common unit exceeds previous post IPO first quarter distribution outlook of $1.10 — $1.35 per common unit

•                  Adjusted EBITDA of $309.9 million compared to adjusted EBITDA of $143.0 million for the first quarter of 2012

•                  Record quarterly crude oil throughput of 194,816 barrels per day

•                  Record quarterly crude oil gathering of 50,429 barrels per day

SUGAR LAND, Texas (May 2, 2013) — CVR Refining, LP (NYSE: CVRR), a refiner and marketer of petroleum fuels, today announced first quarter 2013 net income of $275.4 million on net sales of $2,274.0 million, compared to a net loss of $37.4 million on net sales of $1,898.5 million for the 2012 first quarter.

Adjusted EBITDA, a non-GAAP financial measure, for the 2013 first quarter was $309.9 million compared to adjusted EBITDA of $143.0 million for the first quarter of 2012.

Net income for the time period between the closing of the CVR Refining initial public offering (IPO) on Jan. 23, 2013, and the end of the first quarter of 2013 was $197.5 million, or $1.34 per common unit. Adjusted EBITDA for the same time period was $271.9 million.

Operating income for the first quarter of 2013 was $335.6 million compared to operating income of $128.6 million in the same quarter of 2012.

“CVR Refining’s exceptional results were driven by record operational performance that allowed us to take advantage of favorable market conditions during the first quarter,” said Jack Lipinski, chief executive officer. “The Coffeyville and Wynnewood refineries operated at a combined crude throughput rate of 194,816 barrels per day for the quarter. We continue to grow our crude gathering business as well, achieving a record of 50,429 barrels per day gathered for the quarter.”

Consolidated Operations

First quarter 2013 throughput of crude oil and all other feedstocks and blendstocks totaled 204,590 barrels per day (bpd), compared to 155,385 bpd for the same period in 2012.

Refining margin adjusted for FIFO impact per crude oil throughput barrel, a non-GAAP financial measure, was $26.44 in the first quarter 2013 compared to $18.62 during the same period in 2012. Direct operating expenses per barrel sold, exclusive of depreciation and amortization, for the 2013 first quarter was $4.64, down from $6.51 in the first quarter of 2012.

Coffeyville Refinery

The Coffeyville refinery reported first quarter 2013 gross profit of $227.8 million, compared to $78.2 million of gross profit for the first quarter of 2012. First quarter 2013 crude oil throughput totaled 123,639 bpd, compared to 88,403 bpd in the first quarter of 2012. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the first quarter of 2013 was $26.12, compared to $17.94 for the same period in 2012. Direct operating expenses per barrel sold for the 2013 first quarter was $4.33, compared to direct operating expenses, including turnaround expenses, per barrel sold of $8.02 for the 2012 first quarter.

Wynnewood Refinery

The Wynnewood refinery had a first quarter 2013 gross profit of $126.9 million compared to a gross profit of $70.9 million for the first quarter of 2012. First quarter of 2013 crude oil throughput totaled a record 71,177 bpd, compared to 58,255 bpd for the first quarter of 2012. Refining margin adjusted for FIFO impact per crude oil throughput barrel for the first quarter of 2013 was $26.87, compared to $19.57 for the 2012 first quarter. Direct operating expenses per barrel sold for the first quarter of 2013 was $5.22, compared to $4.59 for the 2012 first quarter.

Distributions

CVR Refining also announced today a post IPO first quarter 2013 cash distribution of $1.58 per common unit, which exceeds the previous post IPO first quarter distribution outlook of $1.10 to $1.35 per common unit. The first quarter 2013 distribution reflects available cash for the period from Jan. 23, 2013, the closing date of CVR Refining’s IPO, through March 31, 2013.

On a full quarter basis, the cash distribution would have been $1.76 per common unit, which exceeds the full first quarter distribution outlook at the time of CVR Refining’s IPO of $1.21 per common unit.

The distribution, as declared by the board of CVR Refining GP, LLC, the general partner of CVR Refining, will be paid on May 17, 2013, to unitholders of record on May 10, 2013.

CVR Refining First Quarter 2013 Earnings Conference Call Information

CVR Refining previously announced that it will host its first quarter 2013 Earnings Conference Call for analysts and investors on Thursday, May 2, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=93183. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8289.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=93183. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 411728.

###

Forward Looking Statements

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Refining undertakes no duty to update its forward-looking statements.

About CVR Refining, LP

Headquartered in Sugar Land, Texas, CVR Refining, LP is an independent downstream energy limited partnership that owns refining and related logistics assets in the Midcontinent United States. CVR Refining’s subsidiaries operate a 115,000 barrel per day complex full coking medium-sour crude oil refinery in Coffeyville, Kan., and a 70,000 bpd medium complexity crude oil refinery in Wynnewood, Okla. CVR Refining’s subsidiaries also operate supporting logistics assets including approximately 350 miles of pipelines, more than 125 crude oil transports, a network of strategically located crude oil gathering tank farms, and more than six million barrels of owned and leased crude oil storage capacity.

For further information, please contact:

Investor Relations:
 Jay Finks
CVR Refining, LP
281-207-3588
IR@CVRRefining.com

Media Relations:
Angie Dasbach
CVR Refining, LP
913-982-0482
MediaRelations@CVRRefining.com

CVR Refining, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended March 31,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)

Statement of Operations Data:
Net sales	$2,274.0	$1,898.5	$375.5	19.8%
Cost of product sold	1,805.8	1,630.7	175.1	10.7
Direct operating expenses	86.0	92.7	(6.7)	(7.2)
Selling, general and administrative expenses	18.6	20.2	(1.6)	(7.9)
Depreciation and amortization	28.0	26.3	1.7	6.5
Operating income	335.6	128.6	207.0	161.0
Interest expense and other financing costs	(14.2)	(18.8)	4.6	(24.5)
Interest income	0.1	—	0.1	—
Gain (loss) on derivatives, net
Realized	(52.5)	(19.1)	(33.4)	174.9
Unrealized	32.5	(128.1)	160.6	(125.4)
Loss on extinguishment of debt	(26.1)	—	(26.1)	—
Income (loss) before income tax expense	275.4	(37.4)	312.8	836.4
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$275.4	$(37.4)	$312.8	836.4%

Net income subsequent to initial public offering
(January 23, 2013 — March 31, 2013)**	$197.5
Net income per common unit — basic**	$1.34
Net income per common unit — diluted**	$1.34

Weighted average, number of common units outstanding (in thousands):
Basic	147,600
Diluted	147,600

** Reflective of net income per common unit since closing the Partnership’s initial public offering (“Offering”) on January 23, 2013. The Partnership has omitted net income per unit for 2012 because the Partnership operated under a different capital structure prior to the closing of the Offering and, as a result, the per unit data would not be meaningful to investors. Based upon the full quarter’s net income, net income per common unit would have been $1.87 per common unit.

	March 31,	December, 31,
	2013	2012
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$525.1	$153.1
Working capital	866.2	382.6
Total assets	2,693.3	2,258.5
Total debt, including current portion	552.0	773.2
Total partners’ capital	1,678.3	980.8

	Three Months Ended March 31,
	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$239.5	$145.0
Investing activities	(44.6)	(35.4)
Financing activities	177.0	(70.1)
Net cash flow	$371.9	$39.5
Other Financial Data:
Capital expenditures for property, plant and equipment	44.6	35.5

Operating Data

The following tables set forth information about our consolidated operations and our Coffeyville and Wynnewood refineries. Reconciliations of certain non-GAAP financial measures are provided under “Use of Non-GAAP Financial Measures” below.

	Three Months Ended March 31,
	2013	2012
Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$26.71	$20.07
FIFO impact (favorable) unfavorable	(0.27)	(1.45)
Refining margin adjusted for FIFO impact*	26.44	18.62
Gross profit	20.20	11.15
Direct operating expenses and major scheduled turnaround expenses	4.91	6.95
Direct operating expenses and major scheduled turnaround expenses per barrel sold	$4.64	$6.51
Barrels sold (barrels per day)	205,875	156,573

	Three Months Ended March 31,
	2013		2012
Refining Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	156,725	76.6%	110,636	71.2%
Medium	14,757	7.2%	24,982	16.1%
Heavy sour	23,334	11.4%	11,040	7.1%
Total crude oil throughput	194,816	95.2%	146,658	94.4%
All other feedstocks and blendstocks	9,774	4.8%	8,727	5.6%
Total throughput	204,590	100.0%	155,385	100.0%

Production:
Gasoline	98,184	47.8%	81,291	52.6%
Distillate	83,841	40.8%	62,329	40.4%
Other (excluding internally produced fuel)	23,543	11.4%	10,879	7.0%
Total refining production (excluding internally produced fuel)	205,568	100.0%	154,499	100.0%
Product price (dollars per gallon):
Gasoline	$2.82		$2.87
Distillate	$3.11		$3.12

	Three Months Ended March 31,
	2013	2012
Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$94.36	$103.03
Crude Oil Differentials:
WTI less WTS (light/medium sour)	6.33	3.67
WTI less WCS (heavy sour)	27.26	27.12
NYMEX Crack Spreads:
Gasoline	31.24	25.44
Heating Oil	33.43	29.61
NYMEX 2-1-1 Crack Spread	32.33	27.53
PADD II Group 3 Basis:
Gasoline	(7.57)	(6.78)
Ultra Low Sulfur Diesel	2.09	(1.64)
PADD II Group 3 Product Crack:
Gasoline	23.66	18.66
Ultra Low Sulfur Diesel	35.52	27.98
PADD II Group 3 2-1-1	29.59	23.32

	Three Months Ended March 31,
	2013	2012
	(in millions, except operating statistics)
Coffeyville Refinery Financial Results:
Net sales	$1,492.6	$1,132.5
Cost of product sold	1,195.1	973.1
Refining margin*	297.5	159.4
Direct operating expenses	52.2	43.8
Major scheduled turnaround expense	—	20.1
Depreciation and amortization	17.5	17.3
Gross profit	$227.8	$78.2

Refining margin adjusted for FIFO impact*	$290.7	$144.3

Coffeyville Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$26.73	$19.82
FIFO impact (favorable) unfavorable	(0.61)	(1.88)
Refining margin adjusted for FIFO impact*	26.12	17.94
Gross profit	20.47	9.73
Direct operating expenses and major scheduled turnaround expense	4.69	7.94
Direct operating expenses and major scheduled turnaround expense per barrel sold	$4.33	$8.02
Barrels sold (barrels per day)	133,746	87,534

	Three Months Ended March 31,
	2013		2012
Coffeyville Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	99,793	76.0%	71,916	76.7%
Medium	512	0.4%	5,447	5.8%
Heavy sour	23,334	17.8%	11,040	11.8%
Total crude oil throughput	123,639	94.2%	88,403	94.3%
All other feedstocks and blendstocks	7,570	5.8%	5,367	5.7%
Total throughput	131,209	100.0%	93,770	100.0%

Production:
Gasoline	62,414	46.7%	50,269	53.0%
Distillate	55,602	41.6%	41,075	43.3%
Other (excluding internally produced fuel)	15,717	11.7%	3,492	3.7%
Total refining production (excluding internally produced fuel)	133,733	100.0%	94,836	100.0%

	Three Months Ended March 31,
	2013	2012
	(in millions, except operating statistics)
Wynnewood Refinery Financial Results:
Net sales	$780.4	$766.0
Cost of product sold	610.4	658.0
Refining margin*	170.0	108.0
Direct operating expenses	33.8	27.9
Major scheduled turnaround expense	—	0.9
Depreciation and amortization	9.3	8.3
Gross profit	$126.9	$70.9

Refining margin adjusted for FIFO impact*	$172.1	$103.8

Wynnewood Refinery Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin*	$26.55	$20.36
FIFO impact (favorable) unfavorable	0.32	(0.79)
Refining margin adjusted for FIFO impact*	26.87	19.57
Gross profit	19.80	13.36
Direct operating expenses and major scheduled turnaround expense	5.29	5.43
Direct operating expenses and major scheduled turnaround expense per barrel sold	$5.22	$4.59
Barrels sold (barrels per day)	72,129	69,039

	Three Months Ended March 31,
	2013		2012
Wynnewood Refinery Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	56,932	77.6%	38,720	62.8%
Medium	14,245	19.4%	19,535	31.7%
Heavy sour	—	—%	—	—%
Total crude oil throughput	71,177	97.0%	58,255	94.5%
All other feedstocks and blendstocks	2,204	3.0%	3,360	5.5%
Total throughput	73,381	100.0%	61,615	100.0%

Production:
Gasoline	35,770	49.8%	31,022	52.0%
Distillate	28,239	39.3%	21,254	35.6%
Other (excluding internally produced fuel)	7,826	10.9%	7,387	12.4%
Total refining production (excluding internally produced fuel)	71,835	100.0%	59,663	100.0%

Cost of product sold, direct operating expenses and selling, general and administrative expenses are all reflected exclusive of depreciation and amortization.

* See Use of Non-GAAP Financial Measures below.

Use of Non-GAAP Financial Measures

To supplement our actual results in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures discussed below, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered an alternative for GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

Refining margin per crude oil throughput barrel is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

Refining margin per crude oil throughput barrel adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refineries’ performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease.

EBITDA and Adjusted EBITDA. EBITDA represents net income before (i) interest expense and other financing costs, net of interest income, (ii) income tax expense and (iii) depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for FIFO impacts (favorable) unfavorable; share-based compensation, non-cash; major scheduled turnaround expenses; loss on disposition of fixed assets; unrealized (gain) loss on derivatives, net; loss on extinguishment of debt and expenses associated with the Gary-Williams acquisition. We present Adjusted EBITDA because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flow from operations. Management believes that EBITDA and Adjusted EBITDA enables investors to better understand our ability to make distributions to our common unitholders, evaluate our ongoing operating results and allows for greater transparency in reviewing our overall financial, operational and economic performance. EBTIDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently. Below is a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
	2013	2012
	(in millions)
Net income (loss)	$275.4	$(37.4)
Add:
Interest expense and other financing costs, net of interest income	14.1	18.8
Income tax expense	—	—
Depreciation and amortization	28.0	26.3
EBITDA	317.5	7.7
Add:
FIFO impacts (favorable) unfavorable	(4.7)	(19.3)
Share-based compensation, non-cash	3.5	1.8
Major scheduled turnaround expense	—	21.0
Unrealized (gain) loss on derivatives, net	(32.5)	128.1
Loss on extinguishment of debt	26.1	—
Expenses associated with Gary-Williams acquisition	—	3.7
Adjusted EBITDA	$309.9	$143.0

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income, as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly title measures of other entities; thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $1.58 per common unit for first quarter of 2013 adjusted to exclude the period from January 1, 2013 to January 22, 2013 prior to our Initial Public Offering. The distribution was based on the Partnership’s available cash, which equaled Adjusted EBITDA reduced for cash needed for (i) debt service; (ii) reserves for environmental and maintenance capital expenditures; (iii) reserves for future major scheduled turnaround expenses and, to the extent applicable, (iv) reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any. Available cash for distributions may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended March 31, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA (full quarter)	$309.9

Adjustments:
Less:
Cash needs for debt service	10.0
Reserves for environmental and maintenance capital expenditures	31.2
Reserves for future turnarounds	8.7

Available cash for distribution	$260.0

Less: Available cash — Prior to IPO (January 1, 2013 to January 22, 2013)	$25.9
Available cash for distribution — Subsequent to IPO (January 23 to March 31)	$234.1

Available cash for distribution, per unit — Subsequent to IPO	$1.58
Common units outstanding (in thousands)	147,600

Derivatives Summary. To reduce the basis risk between the price of products for Group 3 and that of the NYMEX associated with selling forward derivative contracts for NYMEX crack spreads, we may enter into basis swap positions to lock the price difference. If the difference between the price of products on the NYMEX and Group 3 (or some other price benchmark as we may deem appropriate) is different than the value contracted in the swap, then we will receive from or owe to the counterparty the difference on each unit of product contracted in the swap, thereby completing the locking of our margin. From time to time the Partnership holds various NYMEX positions through a third-party clearing house. In addition, the Partnership enters into commodity swap contracts. The physical volumes are not exchanged and these contracts are net settled with cash.

The table below summarizes our open commodity derivatives positions as of March 31, 2013. The positions are primarily in the form of ‘crack spread’ swap agreements with financial counterparties, wherein the Partnership will receive the fixed prices noted below.

Commodity Swaps	Barrels	Fixed Price(1)
Second Quarter 2013	7,650,000	27.69
Third Quarter 2013	5,775,000	25.92
Fourth Quarter 2013	4,875,000	26.98

First Quarter 2014	3,000,000	33.50
Second Quarter 2014	1,350,000	32.18
Third Quarter 2014	75,000	32.00
Fourth Quarter 2014	75,000	32.00

Total	22,800,000	$28.15

(1)         Weighted-average price of all positions for period indicated.